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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          CONVERGENT GROUP CORPORATION

         CONVERGENT GROUP CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation Law"), does hereby certify as follows:

         1. The name of the corporation is Convergent Group Corporation (hereinafter the "Corporation").

         2. The Corporation's original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on April 7, 1994.

         3. By action taken by Consent Certificate of the Board of Directors of the Corporation and by a Consent Certificate of Stockholders of the Corporation and duly executed and adopted in accordance with Section 228 of the Corporation Law, the Restated Certificate of Incorporation of the Corporation is duly adopted, in accordance with Sections 242 and 245 of the Corporation Law, by the Board of Directors and the stockholders of the Corporation, with notice thereof being duly given to all nonconsenting stockholders of the Corporation.


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                                    ARTICLE I

         The name of the corporation is Convergent Group Corporation (the "Corporation").

                                   ARTICLE II

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE III

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000, consisting of (a) 125,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and (b) 75,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock shall be designated as Series A Convertible Participating Preferred Stock, (the "Series A Preferred Stock"). Upon the effectiveness of this Restated Certificate of Incorporation, each authorized share (including outstanding shares) of Common Stock of the Corporation, par value $0.01 per share, shall be changed and reclassified into
7.83 shares of Common Stock.

         The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Series A Preferred Stock and the Common Stock are as follows:

                           A. SERIES A PREFERRED STOCK

         1. DIVIDENDS.

         When, as, and if declared by the Board out of funds legally available for that purpose, the holders of Series A Preferred Stock shall be entitled to share in any dividends declared and paid or set aside for the Common Stock on a ratable basis based upon the number of shares of Common Stock into which the Series A Preferred Stock is then convertible (as determined in Section A. 5).

         2. LIQUIDATION.

              (a) Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Preferred Stock, an amount equal to the

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Liquidation Amount for each such share before any distribution shall be made to the holders of any other class of capital stock of the Corporation.

              (b) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock the full Liquidation Amounts to which they shall be entitled, the holders of Series A Preferred Stock shall share pro rata in any distribution of assets in accordance with their respective full Liquidation Amounts and the amount of Series A Preferred Stock, as applicable, owned by each such stockholder.

              (c) Upon any Liquidation, after payment or provision for payment in full of all Liquidation Amounts, the holders of Common Stock and Series A Preferred Stock (participating on an as converted basis) shall be entitled to share pro rata in the distribution of the remaining assets of the Corporation.

         3. REDEMPTION. Shares of Series A Preferred Stock shall not be redeemable by the holders thereof or the Corporation at any time.

         4. VOTING RIGHTS.

              (a) Except as otherwise provided herein or required by applicable law, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share is then convertible (as determined in accordance with Section A. 5) on all matters submitted to the holders of the Corporation's Common Stock for their approval, and otherwise in the same manner and with the same effect as the holders of Common Stock. Except as otherwise provided herein or required by applicable law, holders of Common Stock and Series A Preferred Stock shall vote together on all such matters as a single class.

              (b) The Corporation shall not, without the affirmative consent or approval of the holders of two-thirds of the shares of Series A Preferred Stock then outstanding:

                   (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities directly or indirectly convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is directly or indirectly convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, is pari passu with or is senior to the Series A Preferred Stock or which in any manner adversely affects the holders of the Series A Preferred Stock;

                   (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock;


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                   (iii) reclassify the shares of any class or series of capital stock into shares of any class or series of capital stock;

                   (iv) take any action to cause any amendment, alteration or repeal of any of the provisions of (A) the Restated Certificate of Incorporation or (B) the By-laws, if such amendment, alteration or repeal would have an adverse effect on the rights of the holders of the Series A Preferred Stock.

         5. OPTIONAL CONVERSION.

              (a) Upon the terms set forth in this Section A. 5, each holder of each share of Series A Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert such share into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Series A Original Cost by (B) the Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificate representing such share. The conversion price (the "Conversion Price") per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Stock shall be the Series A Original Cost, as such Conversion Price may be adjusted pursuant to Section A. 5(d) below. The holder of any shares of Series A Preferred Stock may exercise the conversion right pursuant to this Section A. 5(a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date").

              (b) As promptly as practicable after the conversion of any shares of Series A Preferred Stock into Common Stock under Section A. 5(a) above, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section A. 5(c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Series A Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

              (c) Upon conversion, the Corporation (unless otherwise requested by the holder of Series A Preferred Stock subject to conversion) will issue fractional shares of its


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Common Stock, as applicable, and shall not distribute cash in lieu of such fractional shares. The number of full shares of Common Stock issuable upon conversion of any Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock to be converted. If fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares of Stock are not issued, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest.

              (d) The Conversion Price for each share of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock, without consideration or for a consideration per share less than the applicable Conversion Price for such Series A Preferred Stock, in effect immediately prior to the issuance of such Common Stock, then such Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                        (A) an amount equal to the sum of (x) the total number
              of shares of Common Stock outstanding on a fully-diluted basis (including all outstanding Common Stock Equivalents) immediately prior to such issuance, multiplied by such Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                        (B) the total number of shares of Common Stock
              outstanding on a fully-diluted basis (including all outstanding Common Stock Equivalents) immediately after the issuance of such Common Stock.

                   (ii) For the purposes of any adjustment of a Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                        (A) In the case of the issuance of Common Stock for cash
              in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                        (B) In the case of the issuance of Common Stock for a
              consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

                        (C) In the case of the issuance of options to purchase
              or rights to subscribe for Common Stock, securities by their terms convertible into or


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              exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except for options to acquire Excluded Stock:

                             (1) the aggregate maximum number of shares of
                   Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section
                   A. 5(d)(ii)(A) and Section A. 5(d)(ii)(B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                             (2) the aggregate maximum number of shares of
                   Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section A. 5(d)(ii)(A) and Section A. 5(d)(ii)(B) above);

                             (3) on any change in the number of shares or
                   exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                             (4) on the expiration of any such options or
                   rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options


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                   or rights related to such securities and subsequent
                   conversion or exchange thereof.

                   (iii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                   (iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                   (v) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                   (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections A. 5(d)(i) through A. 5(d)(v) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                   (vii) In any case in which the provisions of this Section A. 5(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and


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         before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) if applicable, paying to such holder any amount in cash in lieu of a fractional share of capital stock; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                   (viii) Whenever the Conversion Price shall be adjusted as provided in Section A. 5(d)(iv), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series A Preferred Stock affected by the adjustment at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section A. 5(d)(ix) below.

                   (ix) If the Corporation shall propose to take any action of the types described in this Section A. 5(d)(iii), (iv) or (v), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty
         (20) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                   (x) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                   (xi) Without duplication of any other adjustment provided for in this Section A. 5, at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Series A Preferred Stock shall receive


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         upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section A. 5 with respect to the rights of such holder of Series A Preferred Stock.

                   (xii) In the event that holders of at least two-thirds of the then outstanding Series A Preferred Stock (voting as a class), consent in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the holders of the such series of Series A Preferred Stock would otherwise be entitled hereunder, the Corporation shall not be required to make any adjustment whatsoever with respect to such series of Series A Preferred Stock in excess of such limit or at all, as the terms of such consent may dictate.

                   (xiii) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A. 5(d) and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the holders of Series A Preferred Stock against impairment.

                   (xiv) The computations of all amounts under this Section A. 5(d) shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to this Section A. 5(d) have previously been made so as to maintain the relative economic interest of the Series A Preferred Stock, vis a vis all other securities issued by the Corporation.

                   (xv) The Corporation shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all time less than or equal to the Conversion Price.

         6. MANDATORY CONVERSION.

              (a) Upon the consummation of the first underwritten public offering for the account of the corporation of Common Stock pursuant to a registration statement on Form S-1 (or its successor Form) filed under the Securities Act of 1933, as amended, with aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than $25,000,000 (a "Qualified Public Offering"), each share of Series A Preferred Stock then outstanding shall, by virtue of and simultaneously with such Qualified Public Offering, be deemed automatically converted (a "Mandatory Conversion") into the number of fully paid and


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nonassessable shares of Common Stock equal to the quotient obtained by dividing
(A) the Series A Original Cost by (B) the Conversion Price, as last adjusted and then in effect.

              (b) As promptly as practicable after the date of consummation of any Qualified Public Offering and the delivery to the Corporation of the certificate or certificates for the shares of Series A Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Series A Preferred Stock to the place designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such Qualified Public Offering and on such date the shares of Series A Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

              (c) The provisions set forth in Section A.5(c) and Section A.5(d) shall apply to the conversion of Series A Preferred Stock pursuant to this Section A.6 in the same manner as they apply to the conversion of Series A Preferred Stock pursuant to Section A.5(a).

         7. DEFINITIONS.

         As used herein, the following terms shall have the following meanings:

              (a) "Affiliate" has the meaning ascribed to it in Rule 12(b)(2) promulgated under the Securities Exchange Act of 1934, as amended.

              (b) "Board" shall mean the Board of Directors of the Corporation.

              (c) "By-Laws" means the By-Laws of the Corporation, as amended.

              (d) "Common Stock Equivalent" shall mean all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all debt or equity securities of the Corporation that are directly or indirectly convertible, exchangeable or exercisable for Common Stock and all Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or to be paid amounts of, the Common Stock.

              (e) "Conversion Date" has the meaning set forth in Article II,
Section 5(a).

              (f) "Conversion Price" has the meaning set forth in Article II,
Section 5(a).

              (g) "Director" means a member of the Board.

              (h) "Excluded Stock" shall mean (i) up to 8,943,212 (as adjusted equitably for stock dividends, stock splits, combinations, etc.) shares of Common Stock issuable upon the exercise of stock options granted to officers and employees of the Corporation or its subsidiaries pursuant to one or more incentive stock option plans approved by the Board, (ii) 20,277,440

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shares of Common Stock issued to existing stockholders of the Corporation pursuant to that certain Recapitalization Agreement by and among the Corporation and the parties named therein dated August __, 1999, (iii) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, (iv) shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents issued to lenders to the Corporation in connection with any debt financing, (v) shares of Common Stock issued by the Corporation in connection with an acquisition of all or substantially all of the capital stock or assets of another Person (whether by way of merger, consolidation, recapitalization or otherwise), (vi) shares issuable upon the exercise of options granted to Glenn
E. Montgomery, Jr. ("Montgomery"), Mark L. Epstein, Larry J. Engelken and Scott
M. Schley pursuant to the Employment Agreements between the Corporation and each of the foregoing, and (vii) up to 509,012 shares of Series A Preferred Stock issued in exchange for shares of Common Stock pursuant to that certain Agreement dated August __, 1999, by and among the Corporation, Montgomery, GMJM Stock Partnership, Ltd., and InSight Capital Partners III, L.P.

              (i) "Gross Proceeds" means a fraction: (I) the numerator of which is the implied equity (i.e., net of indebtedness) valuation of the Corporation in a Liquidity Event and (II) the denominator of which is the number of all Common Stock Equivalents (assuming the conversion of all shares of Series A Preferred Stock into the number of shares of Common Stock into which such shares are then convertible in accordance with Section III. A.5(d)) outstanding at the time of such Liquidity Event.

              (j) "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or a Liquidity Event.

              (k) "Liquidation Amount" shall mean, with respect to each share of Series A Preferred Stock, seventy-five percent (75%) of the Series A Original Cost; provided, however, that the Liquidation Amount shall decrease in direct inverse relation to Gross Proceeds where Gross Proceeds equal between three and six times the Series A Original Cost, such that where Gross Proceeds equal three times the Series A Original Cost, the Liquidation Amount shall be seventy-five percent (75%) of the Series A Original Cost, and where Gross Proceeds equal six times the Series A Original Amount, the Liquidation Amount shall be zero. In a Liquidation in which Gross Proceeds exceed six times the Series A Original Cost, the Liquidation Amount shall be zero. For the avoidance of doubt, if the Series A Original Cost equals ten (10) and Gross Proceeds equals forty-five (45) (or four and one half times the Series A Original Cost), then the Liquidation Amount would equal $3.75 (or 37.5% of the Series A Original Cost).

              (l) "Liquidity Event" shall mean (i) the sale or license of all or substantially all of the Corporation's assets to a Person who is not an Affiliate of the Corporation, (ii) the sale or transfer of the outstanding capital stock of the Corporation to one or more Persons who are not Affiliates of the Corporation, or (iii) the merger or consolidation of the Corporation with or into another Person who is not an Affiliate of the Corporation, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the outstanding capital stock of the Corporation immediately prior to such transaction own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related


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sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all capital stock) which constitutes a sale of all or substantially all of the consolidated assets of the Corporation shall be deemed a Liquidity Event.

              (m) "Original Issuance Date" for the Series A Preferred Stock means the date of original issuance of the first share of the Series A Preferred Stock.

              (n) "Mandatory Conversion" had the meaning set forth in Article II, Section 6(a).

              (o) "Person" shall be construed broadly to include any natural person, partnership, corporation, unincorporated association, limited liability company, joint stock company, trust or joint venture.

              (p) "Qualified Public Offering" has the meaning set forth in
Article II, Section 6(a).

              (q) "Restated Certificate of Incorporation" means this Restated Certificate of Incorporation.

              (r) "Series A Original Cost" means, with respect to each share of Series A Preferred Stock, $1.085, plus all accrued but unpaid dividends on such share of Series A Preferred Stock.

                                 B. COMMON STOCK

         Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those rights expressly granted to the holders of the Series A Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have with the holders of Series A Preferred Stock all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends in accordance with, when and as declared by the Board out of assets legally available therefor and (ii) in the event of any distribution of assets upon a Liquidation or otherwise, the right upon payment of the Liquidation Amount to the holders of Series A Preferred in accordance with Section A. 2, to receive with the holders of Series A Preferred Stock (on an as converted basis) all the assets and funds of the Corporation remaining after the payment of all Liquidation Amounts payable upon a Liquidation as herein provided.

                                   ARTICLE IV

         The business and affairs of the Corporation shall be managed by or under the direction of the Board, and the directors need not be elected by ballot unless required by the By-laws of the Corporation.

                                    ARTICLE V

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend and repeal the By-laws of the Corporation with the consent of the holders of at least 67% of the Series A Preferred Stock.

                                   ARTICLE VI

         No Director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify.

                                   ARTICLE VII

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE VIII

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such matter as the said court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   AMENDMENTS

         Subject to the conditions set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of restating the Certificate of Incorporation of the Corporation pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, does make and file this Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of August, 1999.

                                        CONVERGENT GROUP CORPORATION

                                        By: /s/ GLENN E. MONTGOMERY, JR.
                                           -------------------------------------
                                        Name:  Glenn E. Montgomery, Jr.
                                        Title:  Chief Executive Officer

      Attest:


      /s/ LARRY J. ENGELKEN
      ------------------------------
      Name:  Larry J. Engelken
      Title:  Secretary



       DENVER:0936253.04


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